Exhibit 99.1

Sino Agro Food. Inc Provides 2018 Annual Result CEO Prepared Remarks and Q & A

May 6, 2019

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), operates in the People’s Republic of China, and focuses on the production and distribution of high protein food including seafood and cattle.

Please view these links to the 2018 annual results Prepared Remarks by SIAF’s CEO, Mr. Solomon Lee, as well as answers to questions submitted by shareholders:

Prepared Remarks

Q & A

About Sino Agro Food, Inc.

SIAF focuses on high protein food including seafood and cattle. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had 420 employees and revenue of USD 198 million in 2017. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway. The Company plans to delist from the Merkur Market at some point in 2019.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Nordic Countries

+46 (0) 760 495 885